Exhibit 10.13

INTUIT INC.

2005 EXECUTIVE DEFERRED COMPENSATION PLAN

Effective January 1, 2005

TABLE OF CONTENTS

ARTICLE I PURPOSE		1
1.1	Purpose of Plan	1
1.2	Tax Compliance	1
1.3	Effective Date	1
ARTICLE II DEFINITIONS		1
2.1	Account Earnings	1
2.2	Beneficiary	1
2.3	Bonus Deferral Commitment	1
2.4	Change of Control	1
2.5	Code	2
2.6	Commission Deferral Commitment	2
2.7	Committee	2
2.8	Company	2
2.9	Company Contribution Account	2
2.10	Compensation	2
2.11	Compensation Committee	2
2.12	Deferral Commitment	2
2.13	Deferral Period	2
2.14	Disabled	2
2.15	Early Withdrawal	3
2.16	Earnings Index or Earnings Indices	3
2.17	Elective Deferral Account	3
2.18	Elective Deferred Compensation	3
2.19	Employer	3
2.20	Participant	3
2.21	Participation Agreement	3
2.22	Plan Benefit	3
2.23	Retirement	3
2.24	Salary Deferral Commitment	4
2.25	Unforeseeable Emergency	4
ARTICLE III PARTICIPATION AND DEFERRAL COMMITMENTS		4
3.1	Eligibility and Participation	4
3.2	Elective Deferrals	5
3.3	Limitations on Deferral Commitments	5
3.4	Modification of Deferral Commitment	6
ARTICLE IV DEFERRED COMPENSATION ACCOUNTS		6
4.1	Accounts	6
4.2	Elective Deferred Compensation	6
4.3	Discretionary Company Contributions	6
4.4	Allocation of Accounts	6
4.5	Account Earnings	7
4.6	Determination of Accounts	7
4.7	Vesting of Accounts	7
4.8	Statement of Accounts	8

Deferred Compensation Plan	Page i

ARTICLE V PLAN BENEFITS		8
5.1	Distributions	8
5.2	Prior to Separation from Service	8
5.3	After Separation from Service	9
5.4	Form of Benefit Payment	9
5.5	Commencement of Benefit Payment	11
5.6	Election Regarding Form of Payment Irrevocable	11
5.7	Tax Withholding	11
5.8	Valuation and Settlement	11
5.9	Payment to Guardian	11
ARTICLE VI BENEFICIARY DESIGNATION		11
6.1	Beneficiary Designation	11
6.2	Changing Beneficiary	12
6.3	Community Property	12
6.4	No Beneficiary Designation	12
ARTICLE VII ADMINISTRATION		12
7.1	Committee	12
7.2	Agents	12
7.3	Binding Effect of Decisions	12
7.4	Indemnification of Committee	13
ARTICLE VIII CLAIMS PROCEDURE		13
8.1	Claim	13
8.2	Review of Claim	13
8.3	Notice of Denial of Claim	13
8.4	Reconsideration of Denied Claim	13
8.5	Employer to Supply Information	14
ARTICLE IX AMENDMENT AND TERMINATION OF PLAN		14
9.1	Amendment	14
9.2	Right to Terminate Plan	14
ARTICLE X MISCELLANEOUS		15
10.1	Unfunded Plan	15
10.2	Unsecured General Creditor	15
10.3	Trust Fund	15
10.4	Nonalienability	15
10.5	Not a Contract of Employment	16
10.6	Protective Provisions	16
10.7	Governing Law	16
10.8	Validity	16
10.9	Notice	16
10.10	Successors	16

ii

INTUIT INC.

2005 EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

     1.1 Purpose of Plan. The purpose of this 2005 Executive Deferred Compensation Plan (this “Plan”) is to provide current tax planning opportunities as well as supplemental funds for the retirement or death of certain select key employees of Intuit Inc., a Delaware corporation (the “Company”). It is intended that the Plan will aid the Company in retaining and attracting employees of exceptional ability.

     1.2 Tax Compliance. This Plan is intended to comply with Code Section 409A and any regulatory or other guidance issued under such Section. At the time the Company adopted this Plan, the Department of Treasury had not yet issued regulations under Code Section 409A. It is the Company’s intention that any terms of this Plan that conflict with such future guidance shall be null and void and that any terms that are missing from the Plan which such guidance would require the Plan contain to comply with the requirements of Code Section 409A shall be incorporated into the Plan. To that end, once such guidance is issued, the Company shall conform the Plan to the requirements of Code Section 409A and the regulations and other interpretive authority promulgated thereunder.

     1.3 Effective Date. This Plan shall be effective as of January 1, 2005.

ARTICLE II

DEFINITIONS

     For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

     2.1 Account Earnings. “Account Earnings” means the amount to be credited to the Participant’s Elective Deferral Account and Company Contribution Account pursuant to Section 4.5.

     2.2 Beneficiary. “Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

     2.3 Bonus Deferral Commitment. “Bonus Deferral Commitment” means the bonus deferral made pursuant to Section 3.2(b).

     2.4 Change of Control. “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined by the Secretary of the Treasury in regulations to be issued under Section 409A of the Code.

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     2.5 Code. “Code” means the Internal Revenue Code, as amended from time to time.

     2.6 Commission Deferral Commitment. “Commission Deferral Commitment” means the commission deferral made pursuant to Section 3.2(c).

     2.7 Committee. “Committee” means the Employee Benefits Administrative Committee. The Committee shall be responsible for administering the Plan.

     2.8 Company. “Company” means Intuit Inc., a Delaware Corporation, or any successor to the business thereof.

     2.9 Company Contribution Account. “Company Contribution Account” means the Account maintained in accordance with Article IV with respect to Company contributions pursuant to Section 4.3 of this Plan. The Company Contribution Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to this Plan. The Company Contribution Account shall not constitute or be treated as a trust fund of any kind.

     2.10 Compensation. “Compensation” means the salary, bonus, and commissions payable to a Participant during the calendar year and considered to be “wages” for purposes of federal income tax withholding, before reduction for amounts deferred under this Plan, salary reduction contributions under Section 401(k) of the Code, or any other deferral arrangements. Compensation also includes payroll deduction amounts a Participant elects to make to the Company’s Employee Stock Purchase Plan. Compensation does not include expense reimbursements, severance wages, any form of non-cash compensation or benefits, including short and long term disability payments, group life insurance premiums, income from the exercise of stock options or other receipt of Company stock, or any other payments or benefits other than normal compensation.

     2.11 Compensation Committee. “Compensation Committee” means the Compensation and Organizational Development Committee of the Board of Directors of the Company.

     2.12 Deferral Commitment. “Deferral Commitment” means an election to defer Compensation made by a Participant pursuant to Article III and for which the Participant has submitted a separate Participation Agreement to the Committee.

     2.13 Deferral Period. “Deferral Period” means the period over which a Participant has elected to defer a portion of his Compensation. Each calendar year shall be a separate Deferral Period. However, for the initial Deferral Period under the Plan or for a newly eligible employee, the Deferral Period shall be the portion of the calendar year following timely submission of the Participation Agreement to the Committee.

     2.14 Disabled. For purposes of this Plan, a Participant shall be considered disabled if the Participant

     (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected

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to result in death or can be expected to last for a continuous period of not less than 12 months, or

     (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

     2.15 Early Withdrawal. “Early Withdrawal” means a distribution from a Participant’s Elective Deferral Account pursuant to Section 5.2(a).

     2.16 Earnings Index or Earnings Indices. “Earnings Index” or “Earnings Indices” means the portfolios or funds selected by the Committee to be used in calculating Account Earnings. Each Earnings Index shall be treated as a phantom investment fund that shall be credited with earnings (whether a gain or loss) according to the performance of the actual fund or portfolio.

     2.17 Elective Deferral Account. “Elective Deferral Account” means the Account maintained by the Company in accordance with Article IV with respect to any elective deferral of Compensation pursuant to Section 4.2 of this Plan. A Participant’s Elective Deferral Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to this Plan and shall not constitute or be treated as a trust fund of any kind.

     2.18 Elective Deferred Compensation. “Elective Deferred Compensation” means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Commitment.

     2.19 Employer. “Employer” means the Company and any affiliated or subsidiary entities designated by the Committee.

     2.20 Participant. “Participant” means any individual who is participating in this Plan as provided in Article III and any individual who has a Plan Benefit under this Plan.

     2.21 Participation Agreement. “Participation Agreement” means the Deferral Commitment agreement submitted by a Participant to the Committee pursuant to Sections 3.1(b) and 3.1(c).

     2.22 Plan Benefit. “Plan Benefit” means the benefit payable to a Participant as calculated in Article V.

     2.23 Retirement. “Retirement” means termination from employment with the Employer after the attainment of:

     (a) Age 55, and

     (b) Five years of service with the Employer. A Participant shall be credited with a year of service, for purposes of this Section and Section 5.4(b), for

2005 Executive Deferred Compensation Plan	Page 3

each full year in which the Participant remains employed by the Employer, beginning on the Participant’s initial hire date and ending on the date the Participant terminates employment with the Employer. If a Participant is an employee as a result of the Company’s or one of its subsidiaries’ acquisition of or merger with the Participant’s prior employer, the Participants’ years of service shall include the time the Participant was employed by such prior employer.

     2.24 Salary Deferral Commitment. “Salary Deferral Commitment” means the salary deferral made pursuant to Section 3.2(a).

     2.25 Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE III

PARTICIPATION AND DEFERRAL COMMITMENTS

     3.1 Eligibility and Participation.

     (a) Eligibility. An employee of the Employer shall be eligible to participate in this Plan if the employee is a management or highly compensated employee and is named by the Company’s CEO or his designee to be a Participant in this Plan. To be considered for participation in a year, the Participant must have projected base salary, target incentive compensation, and target commissions equal to at least $140,000 and be employed in a position at the director level or above. Notwithstanding the foregoing, an employee who has participated in the Plan as a director whose position has been reduced to below that of director may be eligible to participate in this Plan provided he continues to have projected base salary, target incentive compensation, and target commissions equal to at least $140,000 and is named by the Company’s CEO or his designee to be a Participant in this Plan.

     (b) Participation. An eligible employee may elect to participate in this Plan with respect to any Deferral Period by submitting a Participation Agreement to the Committee, prior to the date established by the Committee, in the calendar year immediately preceding the Deferral Period.

     (c) Partial Year Participation. In the event that an employee first becomes eligible to participate during a calendar year, a Participation Agreement must be submitted to the Committee no later than thirty (30) days following the employee first becoming eligible to participate in the Plan. Such Participation Agreement shall be effective only with regard to Compensation for services to be performed subsequent to the receipt of the Participation Agreement by the Committee.

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     3.2 Elective Deferrals. A Participant may elect Deferral Commitments in the Participation Agreement as follows:

     (a) Salary Deferral Commitment. A Salary Deferral Commitment shall be related to the salary payable by the Company to the Participant for services performed during the Deferral Period. The amount to be deferred shall be stated as a percentage of the salary to be paid during the Deferral Period, as a flat dollar amount for the Deferral Period, or in such other form as allowed by the Committee. Such Salary Deferral Commitment shall be obtained from each Participant prior to the close of the calendar year preceding the year in which the services will be performed or in such other time and manner that complies with Code Section 409A and any regulatory or other guidance issued thereunder.

     (b) Bonus Deferral Commitment. Bonus Deferral Commitments are intended to conform to the requirements of Code Section 409A. The amount to be deferred shall be stated as a percentage of any bonus payable during the Deferral Period, as a flat dollar amount from any bonus payable during the Deferral Period, or in such other form as allowed by the Committee consistent with the requirements of Code Section 409A. Each such Bonus Deferral Commitment shall be obtained by a Participant in a time and manner that complies with Code Section 409A and any regulatory or other guidance issued thereunder.

     (c) Commission Deferral Commitment. Commission Deferral Commitments are intended to conform to the requirements of Code Section 409A. The amount to be deferred shall be stated as a percentage of any commissions payable during the Deferral Period, as a flat dollar amount from any commissions payable during the Deferral Period, or in such other form as allowed by the Committee consistent with the requirements of Code Section 409A. Each such Commission Deferral Commitment shall be obtained by a Participant in a time and manner that complies with Code Section 409A and any regulatory or other guidance issued thereunder.

     3.3 Limitations on Deferral Commitments. The following limitations shall apply to Deferral Commitments:

     (a) Minimum. The minimum deferral amount for a Salary and Bonus Deferral Commitment shall be two thousand dollars ($2,000) per Deferral Period. If the Deferral Commitment is a Bonus Deferral Commitment or a Commission Deferral Commitment, the $2,000 minimum shall be calculated as a percentage of targeted incentive bonus or commissions.

     (b) Maximum. The maximum deferral amount for a Salary Deferral Commitment shall be fifty percent (50%). The maximum deferral amount for a Bonus Deferral Commitment or a Commission Deferral Commitment shall be one hundred percent (100%) of any such bonus, or commission to be paid or payable during the Deferral Period.

2005 Executive Deferred Compensation Plan	Page 5

     (c) Changes in Minimum or Maximum. The Committee may amend the Plan to change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. No such change may affect a Deferral Commitment made prior to the Committee’s action unless otherwise required by law.

     3.4 Modification of Deferral Commitment. A Deferral Commitment shall be irrevocable except that the Committee shall permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment upon a finding that the Participant has suffered an Unforeseeable Emergency. If the Committee grants the application, the Participant will not be allowed to enter into a new Deferral Commitment for the remainder of the Deferral Period in which the reduction or waiver of the Deferral Commitment occurs and the following Deferral Period. Any resumption of the Participant’s deferrals under this Plan shall be made only at the election of the Participant in accordance with this Article III.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS

     4.1 Accounts. For record keeping purposes only, separate accounts shall be maintained for each Participant to reflect his or her Elective Deferral Account and Company Contribution Account (collectively referred to herein as “Accounts”). Separate sub-accounts shall be maintained to the extent necessary to properly reflect the Participant’s election of Earnings Indices and vesting of Company contributions under Sections 4.4 and 4.7.

     4.2 Elective Deferred Compensation. A Participant’s Elective Deferred Compensation shall be credited to the Participant’s Elective Deferral Account as the corresponding non-deferred portion of the Compensation becomes or would have become payable. Any withholding of taxes or other amounts which is required by state, federal or local law with respect to deferred Compensation shall be withheld from the Participant’s non-deferred Compensation to the maximum extent possible with any excess reducing the amount deferred.

     4.3 Discretionary Company Contributions. The Company may make discretionary Company contributions to the Participant’s Company Contribution Account. Discretionary Company contributions shall be credited at such times and in such amounts as the Committee in its sole discretion shall determine. The Committee shall notify Participants of contributions to their Company Contribution Account under this Section 4.3.

     4.4 Allocation of Accounts. A Participant shall allocate the Accounts among the Earning Indices selected by the Committee. Such allocations shall be made in whole percentage increments. The Committee may change the Earnings Indices at any time. The Elective Deferral Account and Company Contribution Account shall be treated as if invested in the Earnings Indices chosen by the Participant. The Participant’s initial allocation shall be set forth in the Participation Agreement. If no allocation is made in the Participation Agreement, the Participant’s entire account shall be initially allocated to the money market fund. A change in

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allocation among Earning Indices will be allowed once each day in the form and manner prescribed by the Committee. Changes made while the New York Stock Exchange is open will be effective at the end of the day on which the change was made. Changes made when the New York Stock Exchange is closed will be effective at the end of the next day on which the New York Stock Exchange is open.

     4.5 Account Earnings. The Accounts of each Participant shall be credited with earnings as if such Accounts were actually invested in the Earnings Indices elected by the Participant pursuant to Section 4.4.

     4.6 Determination of Accounts. Each Participant’s Elective Deferral Account as of each day shall consist of the balance of such account as of the immediately preceding day, plus (a) the Participant’s Elective Deferred Compensation credited during the day, and (b) the applicable Account Earnings, minus the amount of any distributions from such account made during the day. Each Participant’s Company Contribution Account as of each day shall consist of the balance of such account as of the immediately preceding day, plus (a) any discretionary Company contributions credited during the day, and (b) the applicable Account Earnings, minus the amount of any distributions from such account made during the day. The specific method of valuing the Accounts shall be under the sole discretion of the Committee.

     4.7 Vesting of Accounts. Participants shall be vested in their Accounts as follows:

     (a) Each Participant’s Elective Deferral Account, including earnings thereon, shall be 100% vested at all times.

     (b) Each discretionary Company contribution credited to each Participant’s Company Contribution Account under Section 4.3 and earnings thereon shall be vested according to the sole discretion of the Committee. The vesting schedule applied to each Discretionary Company Contribution shall be communicated to the Participant at the same time that the Participant is informed of such Discretionary Company Contribution. To the extent permitted under Code Section 409A, the Committee may later accelerate vesting of a Discretionary Company Contribution in its sole discretion. Notwithstanding the vesting schedule established by the Committee with respect to a Discretionary Company Contribution, such Discretionary Company Contribution and the earnings thereon shall become 100% vested on the occurrence of any of the following events to the extent permitted under Code Section 409A:

(i)	The Participant’s Disability,

(ii)	The Participant’s death, or

(iii)	A Change of Control of the Company.

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     4.8 Statement of Accounts. The Committee shall submit to each Participant, within ninety (90) days after the close of each calendar year and at such other time as determined by the Committee, a statement setting forth the balance of and the credits to the Accounts maintained for such Participant.

ARTICLE V

PLAN BENEFITS

     5.1 Distributions. Distributions under this Plan may only be made in accordance with the requirements of Code Section 409A and to that end may not be distributed earlier than:

     (a) Separation from service as determined by the Secretary of the Treasury in regulations to be issued under Section 409A of the Code.

     (b) The date the Participant becomes Disabled.

     (c) The Participant’s death.

     (d) A specified time (or pursuant to a fixed schedule) specified under the plan at the date of the deferral of such compensation.

     (e) Upon a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, to the extent provided by the Secretary of the Treasury in regulations to be issued under Section 409A of the Code.

     (f) Upon the occurrence of an Unforeseeable Emergency.

     5.2 Prior to Separation of Service. Consistent with the requirements of Code Section 409A, a Participant’s Elective Deferral Account and the vested portion of a Participant’s Company Contribution Account may be distributed to the Participant prior to termination of employment as follows:

     (a) Specified Time or Fixed Schedule.

     (i) Elective Deferral Account. A Participant may elect in a Participation Agreement to receive a distribution of all of the amount deferred by that Participation Agreement, and the earnings thereon, as of a date specified in the Participation Agreement. Such date shall not be sooner than two (2) years after the date the Deferral Period commences. Such election shall be made at the time the Deferral Commitment is made and shall be irrevocable.

     (ii) Company Contribution Account. A Participant may elect to withdraw all or any portion of a vested Company contribution and the earnings thereon, as of a specified date, not

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sooner than two (2) years after the date the Company contribution is credited to the Participant’s Company Contribution Account. Such election shall be made in a manner that satisfies Section 409A of the Code with regard to the timing of participant elections.

     (b) Distributions due to Unforeseen Emergency. Upon a finding that a Participant has suffered an Unforeseeable Emergency as defined under Section 2.25 of the Plan, the Committee may, in its sole discretion, make distributions from the Participant’s Elective Deferral Account and the vested portion of the Participant’s Company Contribution Account. A Participant requesting a distribution as a result of an Unforeseeable Emergency shall apply in writing to the Committee and shall provide such additional information as the Committee may require. The amount of the withdrawal shall be limited to the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Upon requesting a distribution due to an Unforeseeable Emergency, the Participant shall be required to change the investment direction of the Participant’s Accounts to the money market fund. Immediately following a distribution due to an Unforeseeable Emergency, or the determination by the Committee not to authorize the distribution, the Participant may change the investment direction pursuant to Section 4.4. If a distribution is made due to an Unforeseeable Emergency in accordance with this Section 5.2(b), the Participant’s deferrals under this Plan shall cease for the remainder of the Deferral Period in which the distribution occurs and the following Deferral Period. Any resumption of the Participant’s deferrals under this Plan shall be made only at the election of the Participant in accordance with Article III herein.

     5.3 After Separation from Service. Upon a Participant’s separation from service with the Employer for any reason, the Participant shall become entitled to receive the payment of the Participant’s Elective Deferral Account and the vested portion of the Participant’s Company Contribution Account in a form and manner consistent with the requirements of Code Section 409A. The benefit will be paid in the form set forth in Section 5.4.

     5.4 Form of Benefit Payment. Subject to the requirements of Code Section 409A, benefits payable under Sections 5.2 and 5.3 shall be payable in the following form:

     (a) Distributions Prior to Termination. Early Withdrawals under Section 5.2(a)(i) will be paid as a lump sum or over four (4) years, pursuant to Section 5.5, as elected by the Participant in the Participation Agreement. Early Withdrawals under Section 5.2(a)(ii) will be paid, pursuant to Section 5.5, as elected by the Participant in the Participation Agreement. Distributions due to an Unforeseeable Emergency under Section 5.2(b) will be paid in a lump sum within thirty (30) days after the Committee’s decision.

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     (b) Termination Prior to Retirement, Disability, or Change of Control. Benefits payable as a result of separation from service for any reason other than the Participant’s Retirement or Disability or prior to a Change of Control of the Company shall be paid in a lump sum. Provided, however, that a Participant who terminates after having five (5) years of service with the Company shall be entitled to elect in the Participation Agreement to receive the benefit as a lump sum, or in substantially equal annual installments over two (2) or five (5) years. For purposes of this Section 5.4(b), years of service will be determined pursuant to Section 2.26(b).

     (c) Termination Due to Retirement, Disability, or After Change of Control. Benefits payable as a result of termination due to the Participant’s Retirement or Disability or after a Change of Control of the Company shall be paid in the form selected by the Participant at the time of the Deferral Commitment. Options for the form of benefit payment shall include:

     (i) A lump sum payment, or

     (ii) Substantially equal annual installments of the Account over a period of two (2), five (5) or ten (10) years. Account Earnings shall continue to accrue during the payment period on the unpaid balance in the Participant’s Accounts.

     (d) Death Benefits.

     (i) Upon the death of the Participant prior to termination of employment, the Company shall pay to the Participant’s Beneficiary, as designated in Article VI, an amount equal to the balance of the Participant’s Elective Deferral Account and Company Contribution Amount in the form selected by the Participant at the time of the Deferral Commitment. Options for the form of benefit payment shall include a lump sum payment or substantially equal annual installments of the Participant’s Accounts over a period of two (2), five (5) or ten (10) year years; provided, however, that any benefits payable hereunder to a trust or estate shall be paid in a lump sum. Account Earnings shall continue to accrue during the payment period on the unpaid balance of the Participant’s Accounts. The Committee may, in its sole discretion, pay any death benefit hereunder in the form of a lump sum.

     (ii) Upon the death of a Participant after benefit payments have commenced, the Participant’s Beneficiary shall receive the remaining unpaid balance in the Participant’s Accounts in the same manner as the Participant was being paid prior to the Participant’s death; provided, however, that any benefits payable hereunder to a trust or estate shall be made in a lump sum. The

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Committee may, in its sole discretion, pay any death benefit hereunder in the form of a lump sum.

     (e) Small Account(s). Notwithstanding any provision of this Section 5.4 to the contrary, after a Participant becomes entitled to receive benefit payments, if the total amount of the Participant’s Accounts is less than twenty thousand dollars ($20,000) on a payment date, the Accounts shall be paid in a lump sum.

     5.5 Commencement of Benefit Payment.

     (a) Except for distributions as a result of an Unforeseeable Emergency under Section 5.2(b), benefits payable in a lump sum and the first installment of any benefits payable in installments shall be paid as soon as practicable after the first January 1 or July 1 of the year after the Participant’s termination of employment which is at least 6 months after such termination. Future annual installment benefits shall be paid annually as soon as practicable after January 1 of each following year.

     5.6 Election Regarding Form of Payment Irrevocable. Elections under Section 5.2(a) shall be irrevocable and may not be changed for any reason.

     5.7 Tax Withholding. To the extent required by federal, state, or local law in effect at the time payments are made, the Employer shall withhold from any amount that is included in the Participant’s income hereunder any taxes required to be withheld by such law(s).

     5.8 Valuation and Settlement. For distributions other than those as a result of Unforeseeable Emergency under Section 5.2(b), the amount of a lump sum payment and the amount of installments shall be based on the value of the Participant’s Accounts as of June 30 for payments made as of July 1 or December 31 for payments made as of January 1, as applicable.

     5.9 Payment to Guardian. The Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Committee may, in its sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Committee of incompetence, minority, or incapacity. Such distribution shall completely discharge the Committee from all liability with respect to such benefit.

ARTICLE VI

BENEFICIARY DESIGNATION

     6.1 Beneficiary Designation. Subject to Section 6.3, each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary

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as well as secondary) to whom benefits under this Plan shall be paid in the event of such Participant’s death prior to complete distribution of the Participant’s Accounts. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

     6.2 Changing Beneficiary. Subject to Section 6.3, any Beneficiary designation, other than the Participant’s spouse, may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. The filing of a new properly completed Beneficiary designation shall cancel all Beneficiary designations previously filed.

     6.3 Community Property. If the Participant resides in a community property state, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

     6.4 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided in Section 6.1 and subject to Section 6.3, if the Beneficiary designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s Accounts, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

     (a) The Participant’s spouse;

     (b) The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take, by right of representation, the share the parent would have taken if living; or

     (c) The Participant’s estate.

ARTICLE VII

ADMINISTRATION

     7.1 Committee. This Plan shall be administered by the Committee. The Committee shall have the discretionary authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

     7.2 Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may, from time to time, consult with counsel who may be counsel to the Company.

     7.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and

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application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Plan.

     7.4 Indemnification of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct by such member or as expressly provided by statute.

ARTICLE VIII

CLAIMS PROCEDURE

     8.1 Claim. The Committee shall establish rules and procedures to be followed by Participants and Beneficiaries in (a) filing claims for benefits, and (b) for furnishing and verifying proofs necessary to establish the right to benefits in accordance with this Plan, consistent with the remainder of this Article VIII. Such rules and procedures shall require that claims and proofs be made in writing and directed to the Committee.

     8.2 Review of Claim. The Committee or its designee shall review all claims for benefits. Upon receipt by the Committee of such a claim, it shall determine all facts which are necessary to establish the right of the claimant to benefits under the provisions of this Plan and the amount thereof as herein provided within ninety (90) days of receipt of such claim. If prior to the expiration of the initial ninety (90) day period, the Committee determines additional time is needed to come to a determination on the claim, the Committee shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of one hundred eighty (180) days from the date the application was received.

     8.3 Notice of Denial of Claim. In the event that any Participant, Beneficiary or other claimant claims to be entitled to a benefit under this Plan, and the Committee determines that such claim should be denied, in whole or in part, the Committee shall, in writing, notify such claimant that the claim has been denied, in whole or in part, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by such claimant, shall refer to the specific sections of this Plan relied on, shall describe any additional material or information necessary for the claimant to perfect the claim, shall provide an explanation of why such material or information is necessary, and, where appropriate, shall include an explanation of how the claimant can obtain reconsideration of such denial.

     8.4 Reconsideration of Denied Claim.

     (a) Within sixty (60) days after receipt of the notice of the denial of a claim, such claimant or duly authorized representative may request, by mailing or delivery of such written notice to the Committee, a reconsideration by the Committee of the decision denying the claim. If the claimant or duly authorized representative fails to request such a reconsideration within such sixty (60) day

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period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Committee is correct. If such claimant or duly authorized representative requests a reconsideration within such sixty (60) day period, the claimant or duly authorized representative shall have thirty (30) days after filing a request for reconsideration to submit additional written material in support of the claim, review pertinent documents, and submit issues and comments in writing.

     (b) After such reconsideration request, the Committee shall determine within sixty (60) days of receipt of the claimant’s request for reconsideration whether such denial of the claim was correct and shall notify such claimant in writing of its determination. The written notice of the Committee’s decision shall be in writing and shall include specific reasons for the decision, shall be written in a manner reasonably calculated to be understood by the claimant, and shall identify specific references to the pertinent Plan provisions on which the decision is based. In the event of special circumstances determined by the Committee, the time for the Committee to make a decision may be extended by an additional sixty (60) days upon written notice to the claimant prior to the commencement of the extension.

     8.5 Employer to Supply Information. To enable the Committee to perform its duties, the Employer shall supply full and timely information to the Committee of all matters relating to the Retirement, Disability, death, or other cause for termination of employment of all Participants, and such other pertinent facts as the Committee may require.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

     9.1 Amendment. The Committee may at any time amend this Plan by written instrument, notice of which is given to all Participants and to any Beneficiaries to whom a benefit is due. No amendment shall reduce the amount accrued in any Accounts as of the date such notice of the amendment is given. Material changes to this Plan will be effective immediately, but must be ratified and approved at the Compensation Committee meeting immediately following the effective date of such amendment. After a Change of Control of the Company, this Plan may not be amended without the consent of at least 75% of the Participants, unless otherwise required to conform with Code Section 409A or other provisions of law.

     9.2 Right to Terminate Plan. The Compensation Committee may at any time partially or completely terminate this Plan if, in its judgment, the tax, accounting, or other effects of the continuance of this Plan would not be in the best interests of the Employer.

     (a) Partial Termination. The Compensation Committee may partially terminate this Plan by instructing the Committee not to accept any additional Deferral Commitments. If such a partial termination occurs, this Plan shall

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continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

     (b) Complete Termination. The Compensation Committee may completely terminate this Plan by choosing not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. If such a complete termination occurs, this Plan shall cease to operate and the Employer shall pay out all Accounts. Payment shall be made in a lump sum within sixty (60) days after the Compensation Committee terminates this Plan.

     (c) Termination After Change of Control. After a Change of Control of the Company, this Plan may not be completely or partially terminated without the consent of at least 75% of the Participants, unless otherwise required to conform with Section 409A or other provisions of law.

ARTICLE X

MISCELLANEOUS

     10.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, therefore, is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

     10.2 Unsecured General Creditor. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Company or any other party for payment of benefits under this Plan. Any insurance contracts, mutual fund shares, stocks, bonds or other property purchased by the Company in connection with this Plan shall remain the Company’s general, unpledged, and unrestricted assets. The Company’s obligation under this Plan shall be an unfunded and unsecured promise to pay money in the future.

     10.3 Trust Fund. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of providing for the payment of benefits owed under this Plan. Although such a trust shall be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of the Company’s insolvency or bankruptcy. To the extent any benefits provided under this Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company. After the occurrence of a Change of Control, the Company will deposit an amount in trust at least equal to the amount necessary to cause the trust’s assets to equal the total of all Accounts under this Plan. Thereafter, the Company will make additional deposits, no less often than monthly, as required to maintain trust assets at a level at least equal the total of all Accounts under this Plan.

     10.4 Nonalienability. The Committee may recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under this

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Plan, provided that (a) the domestic relations order would be a “qualified domestic relations order” within the meaning of Code Section 414(p) if Code Section 414(p) were applicable to this Plan; (b) the domestic relations order does not purport to give the alternate payee any right to assets of the Company or its affiliates; and (c) the domestic relations order does not purport to give the alternate payee any right to receive payments under this Plan before the Participant is eligible to receive such payments. If the domestic relations order purports to give the alternate payee a share of a benefit to which the Participant currently has a contingent or nonvested right, the alternate payee shall not be entitled to receive any payment from this Plan with respect to the benefit unless the Participant’s right to the benefit becomes nonforfeitable. Except as set forth in the preceding two sentences with respect to domestic relations orders, and except as required under applicable federal, state, or local laws concerning the withholding of tax, rights to benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such supplemental benefit, whether currently or thereafter payable, shall be void.

     10.5 Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge a Participant at any time. Employment with the Employer is at will.

     10.6 Protective Provisions. A Participant shall cooperate with the Employer by furnishing any and all information and taking other actions as requested by the Employer in order to facilitate the administration of this Plan and the payment of benefits hereunder.

     10.7 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the state of California, except as preempted by federal law.

     10.8 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

     10.9 Notice. Any notice required or permitted under this Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records.

     10.10 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

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